BRF S.A.

Listed Company of Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT FROM THE MINUTES OF THE 7TH ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JULY 30, 2015

1. DATE, TIME AND PLACE: Held on July 30, 2015, at 9:00 a.m., at Rua Hungria nº 1.400, 5º andar, in the City of São Paulo - SP.

2. BOARD: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3. CALL OF MEETING AND ATTENDANCE: The call of meeting was duly made, under the Company’s Articles of Incorporation. All of the members of the Board of Directors on duty were present: Messrs Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Sérgio Ricardo Miranda Nazaré, Henri Philippe Reichstule Paulo Guilherme Farah Correa.

4. AGENDA: 1. 2nd Quarter 2015 Results. 2. Independent Auditors’ Opinion. 3. Audit Committee (“CAE”) opinion. 4. Discussion on June results, forecast, market share and P&L – Profit and Loss Statement (“P&L”) for the domestic market and foreign market; 5. Related Parties (Consultoria Falconi); 6. BRF Shanghai Management Consulting Ltd. (“BRF Shanghai”) Capital Payment; 7. Amendment to the trade name BRF UK Ltd. to Invicta Food Products Ltd.; 8. Demobilization Project; 9. Ratification of the Board Members in Europe and Asia; 10. Resignation of a member of the Board of Directors.

5. DECISIONS: Upon commencing the meeting, verifying the attendance quorum to convene this meeting, the Members of the Board of Directors examined the items appearing in the agenda and deliberated as follows:

5.1. In compliance with CAE’s approval recommendation, the members of the Board of Directors approved, unanimously and without any reservation, the Management Report for 2nd Quarter 2015 Income (“Management Report”) and Quarterly Information, and authorized the Company’s Board of Officers to take all the necessary actions to disclose the Quarterly Information hereby approved.

5.2. Mr. Luiz Carlos Passetti presented the report containing EY’s independent auditors’ opinion on the Company’s Quarterly Information, which concluded that there is no impediment towards the approval of Quarterly Information by the Board of Directors.

5.3. They consigned that they were made aware of the improvements requested by CAE in the form and content of the Management Report and CAE’s favorable recommendation for approval of the Quarterly Information.

BRF S.A.

Listed Company of Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT FROM THE MINUTES OF THE 7TH ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JULY 30, 2015

5.4. They were made aware of the goals, results relating to the month of June 2015, forecast, fixed and variable expenses, and market share of the Company, as well as the P&L for domestic and foreign markets.

5.5. In compliance with CAE’s approval recommendation, they approved, by unanimous vote and without any reservation, the execution of the amendment to the agreement with Consultoria Falconino for the extra amount of R$ 2 million, as a maximum, and authorized the Company’s Board of Officers to take all the actions and execute all the necessary documents for such approval.

5.6. In compliance with the Finance, Governance and Sustainability Committee’s approval recommendation, they approved, by unanimous vote and without any reservation, BRF Shanghai’s share capital payment by BRF GmbH, in the amount of three hundred and fifteen thousand Euros (EUR 315,000.00). In a continuous act, they approved, by unanimous vote and without any reservation, that the Company’s Board of Officers make all the decisions and take all the actions required for the timely payment by BRF GmbH, in the amount of three hundred and fifteen thousand Euros (EUR 315,000.00), in BRF Shangai’s share capital.

5.7. In compliance with the Finance, Governance and Sustainability Committee’s approval recommendation, they approved, by unanimous vote and without any reservation, the amendment to the trade name BRK UK Ltd. to Invicta Food Products Ltd. Imediately thereafter, they approved the registration of logotype by Invicta Food Products Ltd., whose visual identity will be the BRF logotype together with the name “Invicta”. They also authorized the Company’s Board of Officers to make all the decisions and take all the actions required to perform such approval.

5.8. In compliance with the Finance, Governance and Sustainability Committee’s approval recommendation, they approved, by unanimous vote and without any reservation, the demobilization plan of Uberlândia and Distribution Center in Jundiaí, as follows: (i) disposition of the raw material warehouse in view of the construction of a new warehouse located at the pork refrigerated chamber; and (ii) disposition of the fixed assets related to the Distribution Center in Jundiaí to BRF Previdência, with further execution of the real estate rental agreement in favor of the Company.

5.9. In compliance with the Finance, Governance and Sustainability Committee’s approval recommendation, they ratified the approval, by unanimous vote and without any reservation, of the changes in the organizational structure of the Middle East and Africa (MEA) region, as follows: (i) election of Mr. Rodrigo Alves Coelho as an Officer for the following companies: Perdigão International Ltd., BRF GmbH, BRF Global GmbH, BRF Global GmbH (Dutch Branch), BRF Foods Gmbh, Perdigão Europe Sociedade Unipessoal Lda., BRF France, BRF Germany GmbH, BRF Holland Bv, BRF Hungary KFT., BRF Iberia Alimentos SRL, BRF Italia S.P.A., BRF UK Limited, BRF Wrexham Limited, BRF Invicta Limited, Sadia Foods GmbH, Wellax Food Logistics, Xamol, Qualy 5201 B.V. and all other Qualy, Abrigo das Cores - Unipessoal, Lda. and all other Acherons;  and (ii) election of Mr. Adriano Frizon as an Officer for the following companies: BRF GmbH, BRF Global GmbH and BRF Global GmbH (Dutch Branch).

BRF S.A.

Listed Company of Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

EXTRACT FROM THE MINUTES OF THE 7TH ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JULY 30, 2015

5.10. Mr. Sérgio Ricardo Miranda Nazaré presented his resignation as a permanent member of the Company’s Board of Directors. This resignation is consigned and effective as of this date. Mr. Sérgio Ricardo Miranda Nazaré consigned his acknowledgments to the Company and further members of the Board of Directors.

6. DOCUMENTS FILED AT THE COMPANY: The documents related to the subject of the agenda that support the decisions taken by the members of the Board of Directors and/or information provided during the meeting were filed at the Company´s head office.

7. APPROVAL AND EXECUTION OF THE MINUTES: There being nothing else to deal with, the Chairman closed the meeting after the present minutes were drawn up, read by all, found to be in order and duly signed. São Paulo, July 30, 2015. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack – Secretary. Directors: Abilio dos Santos Diniz, Vicente Falconi Campos, Walter Fontana Filho, Luiz Fernando Furlan, José Carlos Reis de Magalhães Neto, Manoel Cordeiro Silva Filho, Sérgio Ricardo Miranda Nazaré, Henri Philippe Reichstule Paulo Guilherme Farah Correa

I hereby certify that this is a true copy of the minutes recorded on Book no. 4, pages 92 to 97, of minutes of Ordinary and Special Meetings of the Company’s Board of Directors.

São Paulo, July 30, 2015.

Larissa Brack Secretary